Exhibit 10.4

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) is made and entered into as of the 17th day of August, 2015, by and between MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company (“Landlord”) and OREXIGEN THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Office Lease dated as of December 7, 2007 (the “Original Lease”), as amended by (i) that certain First Amendment to Lease dated as of September 23, 2008 by and between Landlord and Tenant (“First Amendment”), (ii) that certain Partial Lease Termination Agreement dated as of February 22, 2012 by and between Landlord and Tenant (“Agreement”), and (iii) that certain Second Amendment to Lease dated as of February 15, 2013 by and between Landlord and Tenant (“Second Amendment”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain space located in that certain building located and addressed at 3344 North Torrey Pines Court, San Diego, California (the “Building”). The Original Lease, as modified by the First Amendment, the Second Amendment and the Agreement, may be referred to herein as the “Lease.”

B. By this Third Amendment, Landlord and Tenant desire to expand the size of the Existing Premises (as defined below) and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1. The Existing Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord 22,229 rentable and 19,818 usable square feet (consisting of 9,628 rentable and 8,584 usable square feet of space on the first (1st) floor of the Building and 12,601 rentable and 11,234 usable square feet of space on the second (2nd) floor of the Building) and commonly known as Suites 100 and 200 (collectively, the “Existing Premises”), as more particularly described in the Lease.

2. Expansion of the Existing Premises; Expansion Commencement Date.

2.1. Expansion Space. That certain space containing an aggregate 7,706 rentable square feet in the other building in the Project located at 3366 North Torrey Pines Court (the “3366 Building”) and which space is commonly known as Suites 301, 310, 320 and 322, as outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof, may be collectively referred to herein as the “Expansion Space.” The Expansion Space consists of 7,706 rentable square feet in the aggregate. Section 7 of the Second Amendment is hereby deemed deleted in its entirety and is of no further force or effect.

2.2. Expansion Commencement Date. Effective as of the date (“Expansion Commencement Date”) of Substantial Completion (as defined in the Work Letter Agreement attached hereto) of the Tenant Improvements in the Expansion Space (or the date Substantial Completion would have occurred but for Tenant Delays (as defined in Exhibit “B”)), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Space. The Expansion Commencement Date is anticipated to be November 16, 2015. Effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Space. Landlord and Tenant hereby stipulate and agree that the addition of the Expansion Space to the Existing Premises shall increase the number of square feet leased by Tenant in the Project to a total of 29,935 rentable square feet. Effective as of the Expansion Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by the Expansion Space.

3. Expansion Space Term. The term of Tenant’s lease of the Expansion Space shall commence as of the Expansion Commencement Date. Tenant’s lease of the Expansion Space shall terminate on August 31, 2017 (“Lease Expiration Date”). The period from the Expansion Commencement Date through the Lease Expiration Date shall be referred to herein as the “Expansion Space Term.”

4. Monthly Basic Rent. Effective as of the Expansion Commencement Date, Tenant shall pay, in accordance with the provisions of this Section 4.1, Monthly Basic Rent for the Expansion Space as follows:

Months of Expansion Space Term	Monthly Basic Rent	Monthly Basic Rent Per Rentable Square Foot
Expansion Commencement Date – 12	$31,209.30	$4.05

13 – August 31, 2017	$32,134.02	$4.17

5. Tenant’s Percentage and Base Year. Notwithstanding anything to the contrary in the Lease, commencing as of the Expansion Commencement Date, Tenant’s Percentage for the Expansion Space shall be 19.44%. The total rentable square feet of the 3366 Building is 39,644 feet. The Base Year for the Expansion Space shall be the calendar year 2015; provided, however, in no event shall Tenant be liable for any “Excess Expenses” (as defined in Section 4.3 of the Original Lease) during the first twelve (12) months following the Expansion Commencement Date. The Base Year for the Existing Premises shall remain the calendar year 2013.

6. Parking. Effective as of the Expansion Commencement Date, Tenant shall be entitled to an additional nineteen (19) unreserved, uncovered surface parking spaces at no additional cost to Tenant. Tenant’s use of such additional parking privileges shall be subject to all of the terms and provisions of Section 6.2 of the Original Lease as modified by the First Amendment and the Second Amendment.

7. Condition of the Expansion Space. Except as specifically set forth in the Lease (and the Work Letter Agreement attached hereto), after Landlord substantially completes the Tenant Improvements and subject to Section 11.1 of the Original Lease, Tenant hereby agrees to accept the Expansion Space in its “as-is” condition and Tenant hereby acknowledges that Landlord, except as provided in the Work Letter Agreement attached hereto as Exhibit “B,” shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Space. As provided in the Work Letter Agreement, Tenant shall pay Tenant’s Contribution (in the amount of Four Thousand Seventy-Eight and 35/100 Dollars ($4,078.35)) concurrently with Tenant’s execution and delivery of this Third Amendment to Landlord.

8. Extension Option. The parties acknowledge that the existing Extension Option shall apply to the Premises as expanded to include the Expansion Space.

9. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Third Amendment other than The Muller Company (“Landlord’s Broker”) and Hughes Marino, Inc. (“Tenant’s Broker”). Landlord shall be solely responsible for any brokerage commissions and fees owing to Landlord’s Broker and Tenant’s Broker. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity (other than Landlord’s Broker or Tenant’s Broker) who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Third Amendment.

10. Disclosures and Utility Usage Information. Pursuant to Civil Code Section 1938, Landlord states that, as of the date hereof, the Premises (including the Existing Premises and the Expansion Space) has not undergone inspection by a Certified Access Specialist (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. If Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Premises, upon request, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity usage with respect to the Premises directly from the applicable utility company.

11. Signing Authority. Each individual executing this Third Amendment on behalf of Tenant and Landlord hereby represents and warrants that it is a duly incorporated and existing entity qualified to do business in the State of California and that it has full right and authority to execute and deliver this Third Amendment and that each person signing on behalf of Landlord and Tenant is authorized to do so.

12. No Further Modification. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

LANDLORD:	MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company

	By:	Mullrock 3 Torrey Pines Manager, LLC, a Delaware limited liability company Its Non-Member Manager

	By:	Mullrock 3, LLC, a Delaware limited liability company Its Sole Member

		By:	Muller-Rock 3, LLC, a California limited liability company Its Managing Member

			By:	/s/ Stephen J. Muller
			Name:	Stephen J. Muller
			Title:	Managing Member

“TENANT”	OREXIGEN THERAPEUTICS, INC., a Delaware corporation

	By:	/s/ Joseph Hagan
		Name:	Joseph Hagan
		Title:	Executive Vice President, Chief Business Officer and Chief Financial Officer

	By:	/s/ Stephen Moglia
		Name:	Stephen Moglia
		Title:	Vice President, Chief Accounting Officer

EXHIBIT A

EXPANSION SPACE

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter” or “Work Letter Agreement”) sets forth the terms and conditions relating to the construction of improvements for the Expansion Space. All references in this Tenant Work Letter to the “Third Amendment” shall mean the relevant portions of the Third Amendment to which this Tenant Work Letter is attached as Exhibit B.

SECTION 1

BASE, SHELL AND CORE

Landlord has constructed, through its contractor, the base, shell and core of the Expansion Space and of the Building (collectively, the “Base, Shell and Core”), and, except as expressly set forth below, Tenant shall accept the Base, Shell and Core in its current “As-Is” condition existing as of the Expansion Commencement Date. Landlord shall construct in the Expansion Space certain “Tenant Improvements” (as defined below) pursuant to the provisions of this Tenant Work Letter. Except for the Tenant Improvement work described in this Tenant Work Letter, and except as expressly set forth elsewhere in this Work Letter Agreement and in the Lease, Landlord shall not be obligated to make or pay for any alterations or improvements to the Expansion Space, the Existing Premises or the Building; provided, however, that Landlord shall also add HVAC to that portion of the Expansion Space which is not currently serviced by HVAC; provided, further, however, that in the event that, as of the Expansion Space Commencement Date, the Common Areas, the Base, Shell and Core (including the base building HVAC, plumbing, electrical, elevator and mechanical systems serving the Expansion Space), in its condition existing as of such date with regard to the Tenant Improvements (but only with respect to a general office use of space) and based solely on an unoccupied basis, (A) does not comply with applicable laws in effect as of the Expansion Space Commencement Date (including the ADA), or (B) contains latent defects (not caused by Tenant’s acts or omissions), then Landlord shall be responsible, at Landlord’s sole cost and expense which shall not be included in Operating Expenses (except as otherwise permitted in (and not excluded in) Section 4 of the Original Lease) for correcting any such non-compliance to the extent and as and when required by applicable laws, and/or correcting any such latent defects as soon as reasonably possible after receiving notice thereof from Tenant or otherwise becoming aware of same.

SECTION 2

CONSTRUCTION DRAWINGS FOR THE EXPANSION SPACE

Prior to the execution of the Third Amendment, Landlord and Tenant have approved a detailed scope of work for the construction of certain improvements in the Expansion Space (the “Scope of Work”), which Scope of Work is attached hereto as Schedule “1.” Based upon and in conformity with the Scope of Work, Landlord shall cause its architect and engineers to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Scope of Work (the “Working Drawings”). The Working Drawings shall incorporate modifications to the Scope of Work as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Scope of Work for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Building’s standard tenant improvement items, as determined by Landlord in its commercially reasonable discretion. Within five (5) business days after Tenant’s receipt of the Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the Scope of Work or if the Working Drawings reflect a lesser standard than Building standard and only if Tenant delivers to Landlord, within such five (5) business days period, specific changes proposed by Tenant which are consistent with the Scope of Work or such Building standards and do not constitute changes which would result in any of the circumstances described in items (i) through (iv) below. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the

Working Drawings, within five (5) business days, to incorporate such revisions and submit the same for Tenant’s approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Working Drawings, the same shall be known as the “Approved Working Drawings.” The tenant improvements shown on the Scope of Work or Approved Working Drawings shall be referred to herein as the “Tenant Improvements.” Tenant shall make no changes, change orders or modifications to the Scope of Work or the Approved Working Drawings without the prior written consent of Landlord, which consent may be withheld in Landlord’s commercially reasonable discretion if such change or modification would: (i) directly delay the Substantial Completion of the Expansion Space; (ii) increase the cost of designing or constructing the Tenant Improvements above the cost of the tenant improvements depicted in the Scope of Work; (iii) be of a quality lower than the quality of the standard tenant improvement items for the Building; and/or (iv) require any changes to the Base, Shell and Core or structural improvements or systems of the Building. The Scope of Work, Working Drawings and Approved Working Drawings shall be collectively referred to herein as, the “Construction Drawings.”

SECTION 3

CONSTRUCTION AND PAYMENT FOR COSTS OF TENANT IMPROVEMENTS

Landlord shall cause a contractor designated by Landlord (the “Contractor”) to construct the Tenant Improvements as depicted on the Approved Working Drawings, in compliance with all applicable laws in effect at the time of construction, and in good workmanlike manner. Except as otherwise provided in this Work Letter Agreement and except for Tenant’s Contribution (as defined below), Landlord shall pay for the entire cost of the design and construction of the Tenant Improvements. In the event Tenant requests any changes, change orders or modifications to the Scope of Work or above Building standard, Working Drawings (if any) and/or the Approved Working Drawings (if any) (which Landlord approves pursuant to Section 2 above) which increase the cost to construct the Tenant Improvements above the cost of the tenant improvements as described in the Scope of Work, Tenant shall pay such increased cost to Landlord immediately upon Landlord’s request therefor, and, in any event, prior to the date Landlord causes the Contractor to commence construction of such changes, change orders or modifications. In no event shall Landlord be obligated to pay for any of Tenant’s furniture, computer systems, telephone systems, equipment or other personal property which may be depicted on the Construction Drawings; such items shall be paid for by Tenant. Landlord and Tenant acknowledge and agree that Tenant’s Contribution toward the cost of the Tenant Improvements (which pertains to the Additional Tenant Alternates described on the attached Schedule “1”) is an amount equal to Four Thousand Seventy-Eight and 35/100 Dollars ($4,078.35) (“Tenant’s Contribution”), which Tenant’s Contribution shall be payable by Tenant to Landlord concurrently with Tenant’s execution and delivery of this Third Amendment to Landlord.

SECTION 4

SUBSTANTIAL COMPLETION

4.1 Substantial Completion. For purposes of the Third Amendment, including for purposes of determining the Expansion Commencement Date (as set forth in Section 2 of the Third Amendment), “Substantial Completion” of the Expansion Space shall occur upon the completion of construction of the Tenant Improvements in the Expansion Space pursuant to the Approved Working Drawings, with the exception of any punchlist items (which are only minor details of construction, decoration or adjustment which do not substantially interfere with Tenant’s ability to occupy the Expansion Space for the conduct of Tenant’s business operations in the ordinary course) and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor. Landlord shall cause such punchlist items to be corrected promptly thereafter.

4.2 Tenant Delays. If there shall be a delay or there are delays in the Substantial Completion of the Expansion Space as a result of any of the following (collectively, “Tenant Delays”):

4.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval, and/or Tenant’s failure to timely perform any other obligation or act required of Tenant hereunder;

4.2.2 a breach by Tenant of the terms of this Tenant Work Letter or the Lease (as modified by the Third Amendment);

4.2.3 Tenant’s request for changes in the Construction Drawings (other than changes to conform to the Scope of Work or Landlord’s Building standard specifications for the Building); and

4.2.4 Tenant’s requirement for materials, components, finishes or improvements which are different from, or not included in, the Scope of Work or Landlord’s Building standard specifications for the Building;

4.2.5 any changes in the Construction Drawings and/or the Tenant Improvements required by applicable laws if such changes are directly attributable to Tenant’s specific use of the Expansion Space (in a manner different from its use of the Existing Premises);

then, notwithstanding anything to the contrary set forth in the Third Amendment and regardless of the actual date of the Substantial Completion of the Expansion Space, and provided that Landlord notified Tenant in writing of such delay, the Expansion Commencement Date (as set forth in Section 2 of the Third Amendment) shall be deemed to be the date the Expansion Commencement Date would have occurred if no Tenant Delays, as set forth above, had occurred (other than delay prior to such written notice from Landlord).

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Entry Into the Expansion Space Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with the Contractor’s work in the Project, the Building and the Expansion Space, at Landlord’s reasonable discretion, Landlord shall use commercially reasonable efforts to allow Tenant access to the Expansion Space not less than thirty (30) days prior to the anticipated Substantial Completion of the Expansion Space for the purpose of Tenant installing equipment and/or fixtures (including Tenant’s data and telephone equipment) and Tenant’s furniture in the Expansion Space. Prior to Tenant’s entry into the Expansion Space as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and the Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s contractors (including the Contractor), agents or representatives in performing work in the Project, the Building and the Expansion Space, or interfere with the general operation of the Building and/or the Project. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into the Expansion Space or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease (as modified by this Third Amendment), excluding only the covenant to pay Rent (until the occurrence of the Expansion Space Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Expansion Space in connection with such entry or to any property placed therein prior to the Expansion Space Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Expansion Space, including the Tenant Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. If the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such Building services at Landlord’s standard rates then in effect. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Expansion Space or Project and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.1.

5.2 Tenant’s Representative. Tenant has designated Stephen Moglia as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.3 Landlord’s Representative. Landlord has designated Helena Mosby as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. Landlord shall use commercially reasonable, good faith, efforts and all due diligence to complete all phases of the Construction Drawings and the permitting process and to receive the permits, as soon as possible after the execution of this Amendment. Both Landlord and Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with each other to complete all phases of the Construction Drawings, as soon as possible after the execution of this Third Amendment, and, in that regard, shall meet on a scheduled basis to be reasonably determined by Landlord and Tenant, to discuss progress in connection with the same.

5.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Third Amendment, if Tenant is in default of a monetary obligation under the Lease following notice and the applicable cure period, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to cause Contractor to cease the construction of the Expansion Space, and (ii) all other obligations of Landlord under the terms of this Work Letter Agreement shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

5.6 Contractor’s Warranties and Guarantees. Landlord hereby assigns to Tenant all warranties and guarantees by Contractor relating to the Tenant Improvements, which assignment shall be on a non-exclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

SCHEDULE 1

SCOPE OF WORK

6490 MARINDUSTRY PLACE SAN DIEGO, CA 92121 858-587-1901, F: 587-1903 LICENSE #444203

PROJECT: OREXIGEN		8/5/2015

Suite 301, 310, 320, & 322 3366 Torrey Pines Court 3rd Floor La Jolla, CA 92037		Tom Brunson
	Plan Date: Architect:	N/A N/A

CONTACT:	Helena Mosby
PHONE:	858.587.9955
EMAIL:	hmosby@themullercompany.com

CSI CODES	DESCRIPTION	TOTAL QTY	UNIT PRICE		UNIT TOTAL	SUB TOTAL
DIV. 1	GENERAL CONDITIONS:
01001	Superintendent	1	$6,800.00	ls	$6,800.00
01005	Project Manager	1	$1,700.00	ls	$1,700.00
01007	Project Engineer	1	$425.00	ls	$425.00
	SUBTOTAL					$8,925.00

	JOB REQUIREMENTS:
01030	Job site labor & continuous clean up	120	$32.00	hr	$3,840.00
01600	Misc. job materials	1	$450.00	ls	$450.00
01860	Clean up - Final	7706	$0.28	sf	$2,157.68
	SUBTOTAL					$6,447.68

DIV. 2	SITE WORK:

02050	Demolition: (Removal and Disposal cost)
	Remove existing doors and dispose of at 301, 322, & 320	18	$35.00	ea	$630.00
	Carpet & base at suites 301, 322, and 320	4277	$0.35	sf	$1,496.95
	Millwork - suite 301 open area	100	$9.50	lf	$950.00
	Walls to create cased openings	180	$1.20	sf	$216.00
	Barricades/Protection / walk-off mats/air scrubbers	1	$350.00	ls	$350.00
	Dump fees	1	$950.00	ea	$950.00
	SUBTOTAL					$4,592.95

DIV. 8	DOORS/WINDOWS:

08200	Doors/Frames/Hardware:
	3070 stain grade assembly w/ single light. Match existing hardware	18	$1,025.00	ea	$18,450.00
	SUBTOTAL					$18,450.00

09250	Drywall/Framing:
	Infill (1) window, frame (5) cased openings, Misc. patching	1	$1,920.00	ls	$1,920.00
	SUBTOTAL					$1,920.00

09500	T-Bar/Acoustic:
	Misc.tile replacement	1	$550.00	ls	$550.00
	SUBTOTAL					$550.00

09680	Floor Covering:
	Carpet- Shaw Meld 5A165 Stipple 64505 in 301, 322 and 320	523	$20.00	sy	$10,454.89
	Base- Johnsonite 4”	1141	$1.28	lf	$1,460.48
	Floor Prep allowance	5	$70.00	hr	$350.00
	SUBTOTAL					$12,265.37

09900	Paint:
	Walls	18183	$0.55	sf	$10,000.65
	SUBTOTAL					$10,000.65

8/5/20159:18 AM13366 Torey Pines Orexigen Suite 301 310 322 320 8.05.15

SCHEDULE 1

DIV. 15	MECHANICAL:

15400	Plumbing:	NIC
15800	Heating/Air Conditioning:	NIC

DIV. 16	ELECTRICAL:
16050	Misc. electrical circuitry allowance	1	$1,800.00 ea	$1,800.00
	SUBTOTAL				$1,800.00

01015	Contingency		2.00%	$1,299.03	$1,299.03

	SUBTOTAL			$66,250.68
01025	Profit & Overhead			$5,300.05
01140	Insurance			$662.51

	TOTAL ESTIMATE			$72,213.24

		Sq. Ft. 7706	Cost per Sq. Ft.	$9.37

ALTERNATES: Included profit and overhead
[1]	Add - alt. to supply and install new carpet in suite 310 figured $20sy			$10,616.58
[2]	Add - alt. to infill (2) doors at corridor including carpet patch and paint			$1,713.79
[3]	Add - alt. to provide and install new suite entrance at suite 320			$2,754.55

	(Alternates above will be included in Landlords scope of work)

ADDITIONAL TENANT ALTERNATES: Included profit and overhead

DIV. 6	WOOD:

06400	Millwork:
	Demo existing base cabinets. Remove countertop, cut down and edge band end of counter. Add end panel to exposed side of base cabinet that remains. Remove upper cabinet			$1,124.00

DIV. 8	DOORS/WINDOWS:

08200	Doors/Frames/Hardware:
	Provide and install new door assembly for IT Rm			$1,178.75
	SUBTOTAL

09250	Drywall/Framing:
	Demo, frame and tape existing pass through at IT Rm. for new door			$717.60
	SUBTOTAL

DIV. 16	ELECTRICAL:
16050	Add (2) separate circuits outlets for IT Rm			$517.50
	Add (2) separate circuits for copier outlets			$540.50

	SUBTOTAL

	TOTAL TENANT ALTERNATE			$4,078.35

EXCLUSIONS

Building permit and processing fees, SDGE/Water assessment fees, asbestos abatement, backflow prevention devices, waxing of all hard surface flooring, bonds, engineering, plans, ADA issues not referenced above.

Recycling fee, Data/Phone/Audio Video/Security systems and cabling, Union Labor.

New title-24 requirements for electrical, Plumbing

8/5/20159:18 AM23366 Torey Pines Orexigen Suite 301 310 322 320 8.05.15

SCHEDULE 1